Exhibit 10.24

First Amendment to
U.S. Concrete Executive Severance Agreement

U.S. Concrete (the “Company”), having entered into an Executive Severance Agreement with Michael W. Harlan (“Executive”) effective as of July 31, 2007 (the “Agreement”), does hereby amend the Agreement effective December 31, 2008 as set forth below:

1.           Section 1.2.a.(i) of the Agreement is hereby amended in its entirety to read as follows:

“(i) a material diminution in Executive’s then current Monthly Base Salary,”

2.           Section 1.4 of the Agreement is hereby amended by adding the following sentence to the end of that Section:

“Notwithstanding the foregoing, an offset may apply to compensation or benefits under this Agreement only at the time when the compensation or benefits otherwise would have been paid under this Agreement.”

3.           Section 3.2(b) of the Agreement is hereby amended in its entirety to read as follows:

“pay the Executive a cash amount within 10 days after the consummation of the Change in Control, equal to the excess of (i) the value of consideration per share of the Company’s capital stock received by a shareholder of the Company in connection with the Change in Control over (ii) the exercise price per share under the Terminated Option, which excess shall be multiplied by the number of unexercised shares subject to the Terminated Option.”

4.           Section 4.10 of the Agreement is hereby amended in its entirety to read as follows:

“All amounts payable under Sections 1.1.b and 1.2 of this Agreement shall be paid only after Executive’s timely execution, without revocation, of a release in a form satisfactory to the Company.  The Company shall provide the aforementioned release to Executive within 10 days following the date of Executive’s termination of employment.  Executive’s execution of the release shall be considered timely only if the release is executed and returned to the Company by the deadline specified by the Company, which deadline shall not be earlier than the 21st day following the date the release is provided to Executive nor later than the 55th day following the date of termination of Executive’s employment.  If Executive has timely returned the executed release and the revocation period has expired, the amounts payable under Sections 1.1.b and 1.2 of this Agreement shall be paid on the 65th day following the date of Executive’s termination of employment.

The Company intends that this Agreement be interpreted in a manner compliant with the requirements of Code Section 409A. If Executive is a “specified employee,” as such term is defined in Code Section 409A and determined as described below in this Section 4.10, any payments payable as a result of Executive’s termination (other than death) shall be payable on the earliest of (i) the date that is six months after Executive’s termination, (ii) the date of Executive’s death, or (iii) the date that otherwise complies with the requirements of Code Section 409A.  This Section 4.10 shall be applied by accumulating all payments that otherwise would have been paid within six months of Executive’s termination and paying such accumulated amounts at the earliest date which complies with the requirements of Code Section 409A.  Executive shall be a “specified employee” for the twelve-month period beginning on April 1 of a year if Executive is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year or using such dates as designated by the Company in accordance with Code Section 409A and in a manner that is consistent with respect to all of the Company’s nonqualified deferred compensation plans.  For purposes of determining the identity of specified employees, the Company may establish procedures as it deems appropriate in accordance with Code Section 409A.”

IN WITNESS WHEREOF, the Company has signed this amendment on this 31st day of December, 2008.

U.S. Concrete		Agreed by Executive:

By:	/s/ Robert D. Hardy	By:	/s/ Michael W. Harlan
Name: Robert D. Hardy		Name: Michael W. Harlan
Title: Executive Vice President & CFO